Exhibit 99.1

NEWS STORY FOR COMMONWEALTH BANKSHARES, INC.

February 19, 2004

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Increased Quarterly Cash Dividend

Commonwealth Bankshares, Inc., Norfolk, VA (NASDAQ: CWBS) — At their January board meeting, the directors of Commonwealth Bankshares, Inc. declared a cash dividend in the amount of $0.05 per share on its common stock, payable February 27, 2004, to shareholders of record as of February 23, 2004. This represents an increase of 25% over the prior quarter divided of $0.04 per share.

Commonwealth Bankshares, Inc. is the parent company of Bank of the Commonwealth, a full-service community bank headquartered in Norfolk, VA with nine branches and 17 ATM’s serving the Hampton Roads Community of Virginia.

02/19/2004

Contact: E.J. Woodard, Jr., CLBB, Chairman Of The Board, President, and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone: (757) 446-6904, or ewoodard@bocmail.net/ Web Site: http://bankofthecommonwealth.com/